Exhibit 99.3

Magenta Therapeutics Announces Closing of Public Offering of Common Stock and Full Exercise

of Underwriters’ Option to Purchase Additional Shares

CAMBRIDGE, Mass. – May 6, 2019 – Magenta Therapeutics, Inc. (Nasdaq: MGTA), a clinical-stage biotechnology company developing novel medicines to bring the curative power of stem cell transplant to more patients, today announced the closing of its previously announced public offering of 4,887,500 shares of its common stock, including 637,500 shares of common stock sold pursuant to the underwriters’ full exercise of their option to purchase additional shares, at a price to the public of $13.25 per share. The total gross proceeds from the offering (before deducting underwriters’ discounts and commissions and estimated offering expenses) are approximately $64.8 million. All shares of common stock were offered by Magenta.

J.P. Morgan, Goldman Sachs & Co. LLC and Cowen acted as joint book running managers for the offering. Wedbush PacGrow acted as lead manager for the offering.

Important Information

A registration statement relating to the offering has been filed with the United States Securities and Exchange Commission (“SEC”) and became effective on May 1, 2019. Copies of the prospectus can be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 866-803-9204; Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com; Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, telephone: 631-274-2806.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any offer or sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Magenta Therapeutics

Headquartered in Cambridge, Mass., Magenta Therapeutics is a clinical-stage biotechnology company developing novel medicines for patients with autoimmune diseases, blood cancers and genetic diseases. By creating a platform focused on critical areas of unmet need, Magenta Therapeutics is pioneering an integrated approach to allow more patients to receive one-time, curative therapies by making the process more effective, safer and easier.

Contact

Magenta Therapeutics:

Manisha Pai, Vice President, Communications & Investor Relations

617-510-9193

mpai@magentatx.com